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May 21, 2024

Fidelity Aberdeen Street Trust

245 Summer Street

Boston, MA 02210

Re: Post-Effective Amendment No. 159 to the Registration Statement on Form N-1A

Ladies and Gentlemen:

We have acted as counsel to Fidelity Aberdeen Street Trust, a Delaware statutory trust (the “Trust”) and its series Fidelity Flex Freedom Blend 2005 Fund, Fidelity Flex Freedom Blend 2010 Fund, Fidelity Flex Freedom Blend 2015 Fund, Fidelity Flex Freedom Blend 2020 Fund, Fidelity Flex Freedom Blend 2025 Fund, Fidelity Flex Freedom Blend 2030 Fund, Fidelity Flex Freedom Blend 2035 Fund, Fidelity Flex Freedom Blend 2040 Fund, Fidelity Flex Freedom Blend 2045 Fund, Fidelity Flex Freedom Blend 2050 Fund, Fidelity Flex Freedom Blend 2055 Fund, Fidelity Flex Freedom Blend 2060 Fund, Fidelity Flex Freedom Blend 2065 Fund, Fidelity Flex Freedom Blend Income Fund, Fidelity Freedom Index 2005 Fund, Fidelity Freedom Index 2010 Fund, Fidelity Freedom Index 2015 Fund, Fidelity Freedom Index 2020 Fund, Fidelity Freedom Index 2025 Fund, Fidelity Freedom Index 2030 Fund, Fidelity Freedom Index 2035 Fund, Fidelity Freedom Index 2040 Fund, Fidelity Freedom Index 2045 Fund, Fidelity Freedom Index 2050 Fund, Fidelity Freedom Index 2055 Fund, Fidelity Freedom Index 2060 Fund, Fidelity Freedom Index 2065 Fund, and Fidelity Freedom Index Income Fund (the “Funds”), in connection with Post-Effective Amendment No. 159 to the Trust’s Registration Statement on Form N-1A (the “Amendment”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with the opinions set forth herein, you have provided to us originals, copies or facsimile transmissions of, and we have reviewed and relied upon, among other things, copies of the following: the Amendment; the Amended and Restated Trust Instrument of the Trust dated July 16, 2009, as amended; the By-Laws of the Trust dated April 23, 2009; and other such Trust records, certificates, resolutions, documents and statutes that we have deemed relevant in order to render the opinion expressed herein. In addition, we have reviewed and relied upon a Certificate issued by the Delaware Secretary of State.

In rendering this opinion we have assumed, without independent verification, (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures; (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us; (iii) that any resolutions provided have been duly adopted by the Trust’s Board of Trustees;

(iv) that the facts contained in the instruments and certificates or statements of public officials, officers and representatives of the Trust on which we have relied for the purposes of this opinion are true and correct; and (v) that no amendments, agreements, resolutions or actions have been approved, executed or adopted which would limit, supersede or modify the items described above.  Where documents are referred to in resolutions approved by the Board of Trustees, or in the Amendment, we have assumed such documents are the same as in the most recent form provided to us, whether as an exhibit to the Amendment or otherwise. When any opinion set forth below relates to the existence or standing of the Trust, such opinion is based entirely upon and is limited by the items referred to above, and we understand that the foregoing assumptions, limitations and qualifications are acceptable to you.

Based upon the foregoing, we are of the opinion that the Funds’ shares registered under the Securities Act, when issued and sold in accordance with the terms of purchase described in the Amendment, will be validly issued, fully paid and non-assessable.

This opinion is limited to the Delaware Statutory Trust Act, and we express no opinion with respect to the laws of any other jurisdiction or to any other laws of the State of Delaware.  Further, we express no opinion as to compliance with any state or federal securities laws, including the securities laws of the State of Delaware.

The opinions expressed herein is given as of the date hereof and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein.  We hereby consent to the filing of this opinion as an exhibit to the Amendment and to the use of our name in the Amendment unless and until we revoke such consent.  In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP